                                                                    Exhibit 10.6


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                            STOCK PURCHASE AGREEMENT

                                      among

                            PAMARCO TECHNOLOGIES INC.
                            (a Delaware Corporation)

                                       and

                                    MAX GYSIN
                             (a resident of Georgia)

                                 with respect to

                           DIAMOND HOLDING CORPORATION
                             (a Georgia Corporation)

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



                            STOCK PURCHASE AGREEMENT

                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----

1.    Definitions...........................................................1

2.    Purchase and Sale of Shares...........................................8

3.    Closing..............................................................12

4.    Representations and Warranties of the Seller.........................13

5.    Representations and Warranties of the Buyer..........................25

6.    Covenants of the Seller..............................................27

7.    Covenants of the Buyer...............................................27

8.    Conditions Precedent to Obligations of the Buyer.....................28

9.    Conditions Precedent to Obligations of the Seller....................28

10.   Competition and Confidentiality by Seller............................29

11.   Indemnification......................................................30

12.   Dispute Resolution...................................................33

13.   Contents of Agreement................................................34

14.   Amendment, Parties in Interest, Assignment, Etc......................34

15.   Interpretation.......................................................34

16.   Remedies.............................................................35

17.   Notices..............................................................35

18.   Governing Law........................................................36

19.   Counterparts.........................................................37

Exhibits
--------

A     Escrow Agreement
B     Gysin Employment Agreement
C     Joinder to Registration Rights
      Agreement
D     Joinder to Stockholders' Agreement
E     Releases
F     Subordinated Note
G     Form of Alston & Bird Legal Opinion
H     Form of Morgan, Lewis & Bockius
      LLP Legal Opinion

Schedules
---------

1.1   Real Estate Leases
4.3   Consents and Approvals
4.6   Encumbrances
4.7   Real Property
4.9   Non-Real Estate Leases
4.12  Liabilities
4.15  Litigation; Governmental Permits
4.16  Contracts
4.17  Insurance
4.18  Intellectual Property
4.19  Employee Relations
4.20  Benefit Plans
4.22  Absence of Certain Changes
4.24  Customers and Suppliers
4.26  Additional Information

                            STOCK PURCHASE AGREEMENT

         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made as of January 10, 1997 between Pamarco Technologies Inc., a Delaware corporation ("Pamarco" or the "Buyer"), and Max Gysin, a resident of Georgia (the "Seller"). Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background
                                   ----------

         The Seller owns all of the capital stock of Diamond Holding Corporation, a Georgia corporation ("Diamond" and, together with the Seller, the "Selling Parties"). Until their merger with and into Diamond, Diamond owned all of the capital stock of the following subsidiaries: Diamond Roller Corporation, an Arizona corporation, Diamond Roller Corporation, an Illinois corporation, Diamond Roller Corporation, a Florida corporation, Diamond Roller Corporation, a Georgia corporation, Diamond Roller Corporation, a Maryland corporation, Diamond Roller Corp. of New England, Inc., a Connecticut corporation, U.S. Elastomer Corporation, a Georgia corporation, Ohio Roller, Inc., an Ohio corporation, and Diamond Roller Systems Corporation, a Georgia corporation (collectively, the "Diamond Subsidiaries"). The Buyer desires to buy all of the outstanding capital stock of Diamond from the Seller, and the Seller desires to sell all of such stock to the Buyer, on the date hereof in accordance with the terms and conditions of this Agreement.

                                   Witnesseth
                                   ----------

         NOW, THEREFORE, in consideration of the respective covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1.       Definitions.
         ------------

         For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

         "Action" is defined in Section 11.5.

         "Accounts Receivable" means, as of any date any trade accounts receivable, notes receivable, bid or performance deposits, employee advances and other miscellaneous receivables included in the Assets of a Company.

         "Affiliates" means, with respect to a particular party, persons or entities controlling, controlled by or under common control with that party, as well as any officers, directors and majority-owned entities of that party and of its other Affiliates.

         "Agreement" means this Agreement and the exhibits and schedules hereto.

         "Assets" means, with respect to a particular Person, all of the assets, properties, goodwill and rights of every kind and description, real and personal, tangible and intangible, that are owned or possessed by such Person.

         "Balance Sheet Date" is defined in Section 4.5.

         "Benefit Plans" means all employee benefit plans of a Company within the meaning of Section 3(3) of ERISA and any related or separate Contracts, plans, trusts, programs, policies, arrangements, practices, customs and understandings, in each case whether formal or informal, that provide benefits of economic value to any present or former employee of a Company, or present or former beneficiary, dependent or assignee of any such employee or former employee.

         "Business" means, with respect to a particular Person, the entire business, operations, and facilities of such Person.

         "Buyer" is defined above in the preamble.

         "Buyer Release" means the Release of Diamond, in the form of such document included in Exhibit "E" hereto and entered into as of the Closing Date.

         "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization, general or limited partnership agreement, certificate of limited partnership, joint venture agreement or similar document governing the entity.

         "Claim Notice" is defined in Section 11.3.

         "Claim Response" is defined in Section 11.3.

         "Closing" is defined in Section 3.1.

         "Closing Date" is defined in Section 3.1.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Company" means any of Diamond or the Diamond Subsidiaries.

         "Confidential Information" means information, including a formula, pattern, compilation, program, device, method, technique or process that (a) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

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



         "Contingent Purchase Price" is defined in Section 2.2.

         "Contract" means any written or oral contract, agreement, lease, instrument or other commitment that is binding on any Person or its property under applicable law.

         "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

         "Court Order" means any judgment, decree, injunction, order or ruling of any federal, state, local or foreign court or governmental or regulatory body or authority that is binding on any person or its property under applicable law.

         "Damages" is defined in Section 11.1.

         "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

         "Default Rate" is defined in Section 2.2(d).

         "Diamond" is defined above in the preamble.

         "Diamond Balance Sheet" is defined in Section 4.5.

         "Diamond Common Stock" means the Common Stock, no par value, of Diamond.

         "Diamond Financial Statements" is defined in Section 4.5.

         "Diamond Subsidiaries" is defined above in the Background section.

         "Earnings Period" is defined in Section 2.2(a).

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "Environmental Condition" is defined in Section 4.15(b).

         "Environmental Law" is defined in Section 4.15(b).

         "Escrow Agent" means CoreStates Bank, N.A.

         "Escrow Agreement" means the Escrow Agreement among the Buyer, the Seller and the Escrow Agent, in the form of Exhibit "A" hereto and entered into as of the date hereof.

         "Escrow Funds" is defined in Section 2.1(b).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Expiration Dates" is defined in Section 11.4.

         "GAAP" means generally accepted accounting principles.

         "Governmental Permits" is defined in Section 4.15(d).

         "Gysin Employment Agreement" means the Employment Agreement between Diamond and Seller, in the form of Exhibit "B" hereto and entered into as of the Closing Date.

         "Hazardous Substances" means any gaseous, liquid or solid material or waste that may or could pose a hazard to the environment or human health or safety including (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. sections 9601 ET SEQ., (ii) any "extremely hazardous substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. sections 11001 ET SEQ., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. sections 6901 ET SEQ., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. sections 1251 ET SEQ., as any of such laws in clauses (i) through (iv) may be amended from time to time, and (v) any regulated substance or waste under any Laws or Court Orders that currently exist or that may be enacted, promulgated or issued in the future by any federal, state or local governmental authorities concerning protection of the environment.

         "Immaterial Lease" is defined in Section 4.9.

         "Income Determination" is defined in Section 2.2(b).

         "Income Dispute Notice" is defined in Section 2.2(c).

         "Income Notice" is defined in Section 2.2(b).

         "Indemnified Party" is defined in Sections 11.1 and 11.2.

         "Indemnitor" is defined in Section 11.3.

         "Intellectual Property" means any Copyrights, Patents, Trademarks, technology rights and licenses, trade secrets, franchises, know-how, inventions and other intellectual property.

         "Inventory" means all inventory, including raw materials, supplies, work in process and finished goods.

         "Joinders" means the Joinder to the Registration Rights Agreement and the Joinder to the Stockholders' Agreement executed by the Buyer and the Seller.

         "Joinder to Registration Rights Agreement" means the Joinder to the Registration Rights Agreement between the Buyer and the Seller, in the form of Exhibit "C" hereto and entered into as of the Closing Date.

         "Joinder to Stockholders' Agreement" means the Joinder to the Stockholders' Agreement between the Buyer and the Seller, in the form of Exhibit "D" hereto and entered into as of the Closing Date.

         "Law" means any statute, law, ordinance, regulation, order or rule of any federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Leases" means the leases to be entered into between the Seller and Diamond on the Closing Date with respect to the real estate parcels specified on
SCHEDULE 1.1.

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Liquidated Claim Notice" is defined in Section 11.3.

         "Litigation" means any lawsuit, action, arbitration, administrative or other proceeding, criminal prosecution or governmental investigation or inquiry.

         "Material Adverse Effect" means, with respect to a particular Person, a material adverse effect on the Business, Assets, financial condition or results of operations of such Person, determined on a consolidated basis, and when used with respect to representations, warranties or conditions, means the individual effect of the situation to which such term relates and also the aggregate effect of all similar situations unless the context indicates otherwise.

         "Minor Contracts" is defined in Section 4.16(a).

         "Net Worth of Diamond" means the difference as of December 31, 1996 between Diamond's total assets and total liabilities, as such amounts are calculated on a consolidated basis in accordance with GAAP, consistently applied with past practices; provided, however, (i) $57,500 shall be added to such difference to account for certain extraordinary accounting fees; (ii) $10,000 shall be added to such difference to account for legal expenses incurred in connection with the Subsidiary Mergers; and (iii) $3,600 shall be added to such difference to account for certain costs associated with qualifying Diamond to do business in various states.

         "Net Worth Statement" is defined in Section 2.3.

         "Net Worth Target" is defined in Section 2.3.

         "Non-Real Estate Leases" is defined in Section 4.9.

         "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent with past practices.

         "Pamarco" is defined above in the preamble.

         "Pamarco Balance Sheet" is defined in Section 5.5.

         "Pamarco Common Stock" means the 33,333 shares of Pamarco's Class A Common Stock, par value $0.01 per share, being issued to the Seller hereunder.

         "Pamarco Financial Statements" is defined in Section 5.5.

         "Pamarco Subsidiaries" means those entities of which Pamarco, directly or indirectly, owns at least a majority of the equity interests.

         "Patents" means all patents and patent applications.

         "Permitted Encumbrances" means those Encumbrances that are designated as Permitted Encumbrances on Schedule 4.6.

         "Person" means any natural person, corporation, partnership, proprietorship, association, trust or other legal entity.

         "Pre-Tax Income" is defined in Section 2.2(e).

         "Prime Rate" means the prime rate announced from time to time in The Wall Street Journal as the base rate on corporate loans by at least 75% of the 30 largest banks in the United States or, if such rate is no longer announced in such newspaper, such rate charged by the Buyer's then current lender.

         "Purchase Price" is defined in Section 2.1(a).

         "Real Property" is defined in Section 4.7.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of July 25, 1994, among the Buyer and all of its Stockholders at that time, as it may be amended from time to time.

         "Releases" means the Buyer Release and the Seller Release.

         "Response Period" is defined in Section 11.3.

         "Restricted Party" is defined in Section 10.1.

         "Restricted Period" is defined in Section 10.1.

         "Restricted Territory" is defined in Section 10.1.

         "Reviewed Financial Statements" is defined in Section 4.5

         "Second Firm" is defined in Section 2.2(c).

         "Second Income Determination" is defined in Section 2.2(c).

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" is defined above in the preamble.

         "Seller Release" means the Release of the Seller, in the form of such document included in Exhibit "E" hereto and entered into as of the Closing Date.

         "Selling Party" means the Seller or Diamond.

         "Selling Party's knowledge," "knowledge of a Selling Party" and similar phrases relating to the knowledge of a Selling Party mean the actual knowledge of (a) the Seller, (b) any director or officer of the Company or (c) any member of the three-person supervisory team at any of the Company's facilities.

         "Shares" is defined in Section 2.1.

         "Stockholders' Agreement" means the Stockholders' Agreement, dated as of July 25, 1994, among the Buyer and all of its stockholders at that time, as it may be amended from time to time.

         "Subordinated Note" means the 8% Subordinated Note in the principal amount of $1,000,000 payable by the Buyer to the Seller in the form of Exhibit "F" hereto.

         "Subsidiary Mergers" is defined in Section 4.14.

         "Taxes" means all taxes, duties, charges, fees, levies or other assessments imposed by any taxing authority including, without limitation, income, gross receipts, value-added, excise, withholding, personal property, real estate, sale, use, ad valorem, license, lease, service, severance, stamp, transfer, payroll, employment, customs, duties, alternative, add-on minimum, estimated and franchise taxes (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment).

         "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

         "Transaction Documents" means this Agreement, the Escrow Agreement, the Gysin Employment Agreement, the Leases, the Releases, the Subordinated Note and the Joinders.

         "Transactions" means the purchase and sale of the Shares and the other transactions contemplated by the Transaction Documents.

         "Unliquidated Claim" is defined in Section 11.3.

2.       Purchase and Sale of Shares.
         ----------------------------

         2.1 PURCHASE PRICE; SHARES.

                  (a) At the Closing, the Buyer shall buy from the Seller, and the Seller shall sell to the Buyer, all of the shares of Diamond Common Stock (the "Shares") for an aggregate purchase price (the "Purchase Price") equal to the sum of (i) $8,500,000 in cash, (ii) the Pamarco Common Stock, (iii) the Subordinated Note and (iv) the Contingent Purchase Price.

                  (b) The Buyer shall pay the Purchase Price to the Seller as set forth below:

                           (i) at the Closing, the Buyer shall pay by a wire
transfer of immediately available funds (A) $8,000,000 to the Seller and (B) $500,000 to the Escrow Agent in accordance with the Escrow Agreement (the "Escrow Funds");

                           (ii) at the Closing, the Buyer shall issue to the
Seller a certificate for the Pamarco Common Stock; and

                           (iii) at the Closing, the Buyer shall execute and
deliver to the Seller the Subordinated Note.

         2.2 CONTINGENT PURCHASE PRICE.

                  (a) The Buyer shall pay the Contingent Purchase Price to the Seller if (i) the aggregate Pre-Tax Income of Diamond during the period beginning on January 1, 1997 and continuing through December 31, 1998 (referred to herein as the "Earnings Period") shall be at least $3,608,129, or (ii) Diamond terminates the Seller under the Gysin Employment Agreement without cause prior to December 31, 1998 ("Termination Without Cause"). The term "Contingent Purchase Price" means the cash payment specified below in this paragraph (a); provided, however, that in the case of a Termination Without Cause, "Contingent Purchase Price" means $2,500,000. If the Pre-Tax Income of Diamond is at least $3,608,129 during the Earnings Period, the Buyer shall deliver the Contingent Purchase Price specified below for the range of Pre-Tax Income that shall be achieved for the Earnings Period:


                  PRE-TAX INCOME                          CASH
                  --------------                          ----

              $3,608,129 to $3,675,178                 $   500,000

              $3,675,179 to $3,742,228                 $   750,000

              $3,742,229 to $3,809,278                  $1,000,000

              $3,809,279 to $3,876,328                  $1,250,000

              $3,876,329 to $3,943,378                  $1,500,000

              $3,943,379 to $4,010,428                  $1,750,000

              $4,010,429 to $4,077,478                  $2,000,000

              $4,077,479 to $4,144,528                  $2,250,000

              $4,144,529 to Above                       $2,500,000


                  (b) The Buyer shall calculate and report on the Pre-Tax Income of Diamond (each an "Income Determination") within 90 days after each of the following dates: December 31, 1997 and December 31, 1998. Within 20 days after completion of each Income Determination, the Buyer shall give the Seller notice (the "Income Notice") of the results of the Income Determination together with access to all work papers and all other supporting accounting documents.

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



                  (c) The Seller may dispute any Income Determination in the following manner. Within 30 days after the Buyer gives the Income Notice, the Seller shall give the Buyer notice of its disagreement with the Income Determination (the "Income Dispute Notice"), and such notice shall specify in detail the nature of the disagreement. During the 20 days after the day on which the Income Dispute Notice is given, the Seller and the Buyer shall attempt to resolve such dispute. If they fail to reach a written agreement regarding the dispute, the Seller shall refer the matter to a firm of certified independent accountants (the "Second Firm") that is different from the firm that initially prepared the Income Determination (the "First Firm"), and request the Second Firm to also determine the Pre-Tax Income of the Business for the Earnings Period (the "Second Income Determination") within the 30 days after such 20-day period. The Seller shall give the Buyer prompt notice of the results of the Second Income Determination. During the 20 days after the day on which the Seller gives the Buyer notice of the Second Income Determination, the Seller and the Buyer shall again attempt to resolve such dispute. If they fail to reach a written agreement regarding the dispute, the Seller and the Buyer shall request the First Firm and the Second Firm, respectively, to choose a third firm of certified independent accountants (the "Third Firm") and request the Third Firm to also determine the Pre-Tax Income of the Business for the Earnings Period (the "Third Income Determination") within the 30 days after the request to do so. If the First Firm and the Second Firm cannot agree on the choice of the Third Firm, the Seller and the Buyer shall meet and at such meeting the Seller shall choose the Third Firm by randomly selecting a piece of paper from a container that holds one piece of paper for each of the "Big Six" certified independent accounting firms; provided, however, that the name of any "Big Six" firm then engaged by the Buyer or Seller shall not be included in the container. The Buyer and the Seller shall request the First Firm and the Second Firm, respectively, to confer with the Third Firm and to make available to the Third Firm their respective work papers regarding the Income Determination and the Second Income Determination. The Third Income Determination shall be the final and binding Income Determination for the purposes of determining whether the Buyer shall be obligated to pay the Seller any Contingent Purchase Price. The Seller shall pay the fees and expenses of the Second Firm with respect to the Second Income Determination. The Seller and the Buyer shall pay any expenses relating to the engagement of the Third Firm, allocated between the Seller and the Buyer so that the Seller's share of such costs shall be in the same proportion that the aggregate amount of the disputed amounts submitted to such accounting firm that are unsuccessfully disputed by the Seller (as finally determined by such accounting firm) bears to the total amount of such disputed amounts so submitted to such accounting firm.

                  (d) The Buyer shall pay any Contingent Purchase Price due to the Seller in three equal installments on December 31 of 1999, 2000 and 2001; provided, however, that in the case of a Termination Without Cause, the Contingent Purchase Price shall be paid in three equal annual installments beginning on the last day of the month following the date of Termination Without Cause. The Contingent Purchase Price shall be paid on each such date by a wire transfer of immediately available funds. The Buyer shall pay the Seller interest at the Default Rate (defined below) on any installment of the Contingent Purchase Price that is not paid to the Seller on the payment date, and if any such installment remains unpaid for a period of 10 days after the date on which the Seller gives the Buyer notice of the default, the Seller may, by notice to the Buyer, accelerate the payments date for any remaining installments and declare the entire unpaid amount of the Contingent Purchase Price immediately due and payable, together with interest thereon at the Default Rate and the costs of collection, including reasonable legal fees and expenses. The term "Default Rate" means an annual rate equal to the Prime Rate plus 5% or, if such rate is usurious, the highest legal rate.

                  (e) "Pre-Tax Income" means income determined in accordance with GAAP applied on a consistent basis without taking into account any of the following items: (i) deductions or accruals for any Federal, state or local income taxes; (ii) net operating loss carryforwards or carrybacks; (iii) any income or loss resulting from any other business that may be acquired by or combined with Diamond by means of a merger, a purchase or otherwise; (iv) any change in GAAP in comparison to those in effect on the Closing Date; (v) any items that would be considered extraordinary items under GAAP; (vi) any amortization charges with respect to the Transactions resulting from the use of the purchase method of accounting or any changes in depreciation resulting from the use of Buyer's established depreciation policy; (vii) any interest or lease payments related to the purchase of a new computer system; (viii) any consulting or management fees paid to Buyer, Bradford Ventures, Ltd. or its Affiliates;
(ix) any selling, general and administrative expense of Diamond in excess of the selling, general and administrative expense incurred in 1996 in the ordinary course, other than items initiated by the Seller and items requested by Buyer that are approved by the Seller; and (x) any interest in an amount greater than $625,000 on indebtedness for money borrowed under the Subordinated Note and a bank term loan plus any interest incurred in connection with that portion of a revolving credit loan that relates to any dividends, management fees and similar payments from Diamond to the Buyer. In addition, in computing the Pre-Tax Income, the amount of the charge for interest expense with respect to the Subordinated Note and any bank term loan shall be $625,000 in all cases irrespective of the actual amount of interest expense for such indebtedness. If Diamond's Business is operated as a division of a corporation or business entity other than Diamond, the determination of the Pre- Tax Income shall include such adjustments as are deemed appropriate so that the Pre-Tax Income would be as close as possible to the Pre-Tax Income that would have existed if Diamond were operated as a separate corporation.

         2.3 POST-CLOSING PURCHASE PRICE ADJUSTMENT. As soon as practicable, but in any event within 180 days after the Closing Date, Deloitte & Touche, at the direction of the Buyer, shall prepare and deliver to the Seller a statement of the Net Worth of Diamond as of December 31, 1996 (the "Net Worth Statement"). In calculating the Net Worth Statement, the Seller may dispute any amounts reflected on the Net Worth Statement to the extent the net effect of such disputed amounts in the aggregate would affect the Net Worth of Diamond by more than $25,000, but only on the basis that such amounts were not arrived at in accordance with GAAP applied on a consistent basis. The Seller shall notify the Buyer in writing of each disputed item, and specify the amount thereof in dispute, within 30 days of the date on which the Buyer gives the Seller notice of the Net Worth Statement. If the Seller timely notifies the Buyer of any such dispute, and the Seller and the Buyer cannot resolve any such dispute within 15 days of the Seller's delivery of such notice, such dispute shall be resolved by a "Big Six" certified independent accounting firm, other than any such firm engaged by the Seller or the Buyer, selected by both the Seller and the Buyer. If the Seller and the Buyer cannot agree on the choice of such accounting firm, the Seller shall choose the firm in the manner specified above for choosing the Third Firm. The Seller and the Buyer shall request such accounting firm to determine the Diamond Net Worth as promptly as practicable (and in any event within 30 days of receipt of notice of such dispute by the Seller and the Buyer, which notice shall be promptly given by the parties), and determination shall be final on the parties. The Seller and the Buyer shall pay any expenses relating to the engagement of such accounting firm, allocated between the Buyer and the Seller so that the Seller's share of such costs shall be in the same proportion that the aggregate amount of the disputed amounts submitted to such accounting firm that are unsuccessfully disputed by the Seller (as finally determined by such accounting firm) bears to the total amount of such disputed amounts so submitted to such accounting firm. To the extent that the Net Worth Statement reflects a Diamond Net Worth less than $3,225,000 (without taking into account the stockholder loan being released on the Closing Date) (the "Net Worth Target"), the Purchase Price shall be reduced by the amount of such deficiency, and the Escrow Agent shall pay to the Buyer a portion of the Escrow Funds that is equal to such deficiency as provided in the Escrow Agreement. If the amount of the liability accrued on the Net Worth Statement for Diamond's obligation to Dahlgren International, Inc. exceeds the amount spent by Diamond to resolve such liability, the Buyer shall pay any such excess to the Seller; provided, however, that such obligation to repay such excess amount to the Seller shall exist only to the extent that the Escrow Agent shall have paid the Buyer funds as a result of the Diamond Net Worth being less than the Net Worth Target. If as part of the calculation of the Diamond Net Worth the value of the Diamond Assets are reduced to account for a reserve for certain dampener systems, Diamond shall pay to the Escrow Agent to hold as part of the Escrow Funds any net revenues received by Diamond after the Closing from the sale of such systems (net of related selling expenses), but Diamond shall not be required hereunder to pay to the Escrow Agent more than the amount of any funds received by the Buyer from the Escrow Agent for a claim under this Section 2.3. The Buyer's right to recover from the Escrow Agreement under this Section 2.3 is independent of any right that the Buyer may have to recover for a breach of any of the Seller's representations and warranties in Section 4; provided, however, that in order to avoid double counting the Buyer's rights to recover for a breach of any such representations and warranties shall be reduced to the extent that the Buyer recovers for that same breach through a payment from the Escrow Funds under this Section 2.3.

         2.4 ESCROW ACCOUNT. At the Closing, the Seller and the Buyer shall enter into the Escrow Agreement with the Escrow Agent under which the Escrow Agent shall hold the Escrow Funds for possible claims against the Seller under
Section 2.3 and Section 11.

3.       Closing.
         --------

         3.1 LOCATION, DATE. The closing for the Transactions (the "Closing") is being held on the date hereof (the "Closing Date") at the offices of Morgan, Lewis & Bockius LLP in Philadelphia, Pennsylvania.

         3.2 DELIVERIES. At the Closing,

              (a) the Buyer shall pay the Purchase Price to the Seller as provided in clauses (i), (ii) and (iii) of Section 2.1(b);

              (b) the Seller shall deliver to the Buyer the certificate or certificates representing the Shares, either duly endorsed for transfer to the Buyer or accompanied by appropriate stock powers;

              (c) the Seller and the Buyer shall cause Diamond to issue to the
                  Buyer a new certificate for the Shares, in due and proper form and registered in the name of the Buyer; and

                  (d) the parties shall also deliver to each other the Transaction Documents, legal opinions and other documents and instruments specified in Sections 8 and 9 and such other items as may be reasonably requested.

4.       Representations and Warranties of the Seller.
         ---------------------------------------------

         The Seller hereby represents and warrants to the Buyer as follows:

         4.1 CORPORATE STATUS. Each Company is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of each Company that have been delivered to the Buyer are effective under applicable Laws and are current, correct and complete.

         4.2 AUTHORIZATION. Each Company has the requisite power and authority to own its Assets and to carry on its Business. Each Transaction Document executed and delivered by the Seller has been duly executed and delivered and constitutes a valid and binding obligation of the Seller, enforceable against him in accordance with its terms.

         4.3 CONSENTS AND APPROVALS. Except for those consents that have been obtained and those consents that have not been obtained, both of which are specified on SCHEDULE 4.3, and except for consents that may be required under Contracts under which the aggregate executory obligations of Diamond and any other Company are less than $100,000, neither the execution and delivery by the Seller of the Transaction Documents to which he is a party, nor the performance of the Transactions to be performed by the Seller, will require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which any Selling Party is subject,
(b) the Charter Documents or bylaws of any Company or

(c) any Contract, Government Permit or other document to which the Seller or a Company is a party or by which the properties or other assets of a Company may be subject.

         4.4 CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of Diamond consists of 200 shares of Diamond Common Stock, 48 shares of which are issued and outstanding and constitute the Shares being transferred to the Buyer hereunder. The Seller is the sole record and beneficial owner of all of the Shares, and the Seller owns all of the Shares free and clear of any Encumbrances. There are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Company. All of the Shares are duly and validly authorized and issued, fully paid and non-assessable. Diamond has complied with all applicable Laws in connection with the issuance of the Shares, and none of the Shares were issued in violation of any Contract binding upon Diamond. Upon completion of the Transactions at the Closing, the Buyer shall receive valid title to all of the Shares, free and clear of all Encumbrances.

         4.5 FINANCIAL STATEMENTS. The Seller has delivered to the Buyer correct and complete copies of the unaudited monthly consolidated financial statements of Diamond consisting of a consolidated balance sheet of Diamond as of the end of each month from July 1996 through October 1996 and the related consolidated statements of income, changes to stockholders' equity and cash flows for the periods then ended and a complete copy of the unaudited financial statement of the Company for the fiscal year ended June 30, 1996. The Seller has also delivered to the Buyer correct and complete copies of consolidated financial statements consisting of a consolidated balance sheet of Diamond as of June 30, 1993, 1994 and 1995 and the related consolidated statements of income, retained earnings and cash flows for the years then ended, all of which have been reviewed by Albrecht, Viggiano, Zureck & Company, P.C. (the "Reviewed Financial Statements"). All such unaudited consolidated financial statements and the Reviewed Financial Statements and all notes thereto are referred to herein collectively as the "Diamond Financial Statements." The Diamond Financial Statements are consistent with the books and records of Diamond, and there have not been any material transactions that have not been recorded in the accounting records underlying such Financial Statements. The Diamond Financial Statements have been prepared in accordance with GAAP applied consistently with past practices, and the Diamond Financial Statements present accurately the financial position and assets and liabilities of Diamond as of the dates thereof, and the results of its operations for the periods then ended, subject in the case of unaudited financial statements to normal recurring year-end adjustments and the absence of notes. The balance sheet of Diamond as of October 31, 1996 that is included in the Diamond Financial Statements is referred to herein as the "Diamond Balance Sheet," and the date thereof is referred to as the "Balance Sheet Date." The Seller, in good faith and after consulting with the independent accountants customarily engaged by Diamond, estimates that the Diamond Net Worth is at least $3,000,000 (without taking into account the stockholder loan being released on the Closing Date). The Diamond Balance Sheet does not include any Assets that consist of obligations from the Seller to Diamond.

         4.6 TITLE TO ASSETS AND RELATED MATTERS. Each Company has good and marketable title to, valid leasehold interests in, or valid licenses to use, all of its Assets (including the Real Property identified in Section 4.7), free from any Encumbrances except those specified on SCHEDULE 4.6. The use of the Assets is not subject to any Encumbrances (other than those specified in the preceding sentence), and such use does not materially encroach on the property or rights of anyone else. All Real Property and tangible personal property (other than Inventory) of each Company are suitable for the purposes for which they are used, in good working condition and reasonable repair, free from any known defects other than those incurred in the ordinary course of business.

         4.7 REAL PROPERTY. SCHEDULE 4.7 describes all real estate owned by each Company used in the operation of its Business as well as any other real estate that is in the possession of or leased by each Company and the improvements (including buildings and other structures) located on such real estate (collectively, the "Real Property"), and lists any leases under which any such Real Property is possessed (the "Real Estate Leases"). SCHEDULE 4.7 also describes any other real estate previously owned, leased or otherwise operated by each Company or any predecessor thereof and the time periods of any such ownership, lease or operation. The Real Property complies with all applicable zoning Laws. Each Company has obtained all licenses and rights-of-way from governmental entities or private parties that are necessary to ensure vehicular and pedestrian ingress and egress to and from the Real Property.

         4.8 CERTAIN PERSONAL PROPERTY. Diamond has delivered to the Buyer a complete fixed asset schedule, describing and specifying the location of all items of tangible personal property that were included in the Diamond Balance Sheet. Since the Balance Sheet Date, Diamond has not acquired any items of tangible personal property that have, in each case, a carrying value in excess of $50,000, or an aggregate carrying value of $100,000. Other than repairs in the ordinary course of business, all of such personal property (a) is in operating condition, reasonable wear and tear excepted, (b) is usable in the ordinary course of business and (c) conforms with any applicable Laws relating to its construction, use and operation. Except for those items subject to the Non-Real Estate Leases (defined below), no Person other than the particular Company owns any vehicles, equipment or other tangible Assets located on the Real Property that are used by such Company in its Business (other than immaterial items of personal property owned by such Company's employees) or that are necessary for the operation of its Business.

         4.9 NON-REAL ESTATE LEASES. SCHEDULE 4.9 lists all assets and property (other than Real Property) that have been used in the operation of the Business and that are possessed by each Company under an existing lease, including all trucks, automobiles, forklifts, machinery, equipment, furniture and computers, except for any lease under which the aggregate annual payments are less than $25,000 (each, an "Immaterial Lease"). SCHEDULE 4.9 also lists the leases under which such assets and property listed on SCHEDULE 4.9 are possessed. All of such leases (excluding Immaterial Leases) are referred to herein as the "Non-Real Estate Leases."

         4.10 ACCOUNTS RECEIVABLE. The Accounts Receivable of each Company are bona fide Accounts Receivable created in the ordinary course of business. None of the Selling Parties knows of any facts or circumstances (other than general economic conditions) that are likely to result in any material increase in the uncollectibility of such Accounts Receivable.

         4.11 INVENTORY. The Inventory records of each Company have been delivered to the Buyer and are accurate in all material respects with respect to the data contained therein.

         4.12 LIABILITIES. Except as disclosed on SCHEDULE 4.12, none of the Companies has any Liabilities, and none of the Assets of any Company is subject to any Liabilities, except (a) as specifically disclosed on the Diamond Balance Sheet (except as heretofore paid or discharged), (b) Liabilities incurred in the ordinary course since the date thereof that, individually or in the aggregate, are not material to the Business or the Assets of Diamond, or (c) Liabilities of any Company under any Contracts specifically disclosed on any Schedule (or not required to be disclosed because of the term or amount involved) that were not required under GAAP to have been specifically disclosed or reserved for on the Diamond Balance Sheet.

         4.13 TAXES. Each Company has duly filed all returns for taxes that are required to be filed and that were due prior to the Closing Date, and has paid all material Taxes and assessments shown as being due pursuant to such returns or pursuant to any assessment received. All Taxes and other assessments and levies that each Company has been required by law to withhold or to collect have been duly withheld and collected and have been paid over to the proper governmental authorities or are properly held by each such Company for such payment. There are no proceedings or other actions, nor is there any basis for any proceedings or other actions, for the assessment and collection of additional Taxes of any kind for any period for which returns have or should have been filed.

         4.14 DIAMOND SUBSIDIARIES. Diamond does not own, directly or indirectly through any Diamond Subsidiary of otherwise, any interest or investment (whether equity or debt) in any corporation, partnership, business, trust, joint venture or other legal entity, except for its ownership of the Diamond Subsidiaries. All of the Diamond Subsidiaries have merged into Diamond in accordance with all applicable Laws (the "Subsidiary Mergers"), and as a consequence thereof, Diamond has succeeded to all of the Assets and Liabilities of the Diamond Subsidiaries. As of immediately prior to the effectiveness of the Subsidiary Mergers, Diamond owned all of the issued and outstanding capital stock of each Diamond Subsidiary, free and clear of any Encumbrances and there were no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of any of the Diamond Subsidiaries. All of the shares of capital stock of each Diamond Subsidiary were duly and validly issued, fully paid and non-assessable.

         4.15 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW.

                  (a) Except as disclosed on SCHEDULE 4.15, there is no Litigation that is pending or, to any Selling Party's knowledge, threatened against or related to any Company. There has been no Default under any Laws applicable to any Company, including Laws relating to pollution or protection of the environment, and no Company has received any notices from any governmental entity regarding any alleged Defaults under any Laws. There has been no Default with respect to any Court Order applicable to any Company.

                  (b) Without limiting the generality of Section 4.15(a), except as described on SCHEDULE 4.15, there has not been any Environmental Condition (defined below) (i) at the premises at which the Business of any Company has been conducted, (ii) at any property owned, leased or operated at any time by any Company, any Person controlled by any Affiliate of any Company or any predecessor thereof, or (iii) at any property at which wastes have been deposited or disposed by or at the behest or direction of any of the foregoing, nor has any Company received written notice of any such Environmental Condition. "Environmental Condition" means any condition or circumstance, including the presence or release of Hazardous Substances, whether created by any Company or any third party, at or relating to any such property or premises that (i) requires investigation, monitoring, abatement or correction under an Environmental Law (defined below), (ii) gives rise to any civil or criminal liability under an Environmental Law, or (iii) has created a public or private nuisance. "Environmental Law" means all Laws and Court Orders relating to pollution or protection of the environment as well as any principles of common law under which a party may be held liable for the release or discharge of any materials into the environment.

                  (c) Diamond has delivered to the Buyer correct and complete copies of any written reports, studies or assessments in the possession or control of the Seller or any Company that relates to any Environmental Condition.

                  (d) Except in those cases where the failure would not have a Material Adverse Effect, (i) each Company has obtained and is in full compliance with all governmental permits, licenses, registrations, certificates of occupancy, approvals and other authorizations (the "Governmental Permits"), all of which are listed in SCHEDULE 4.15 along with their respective expiration dates, that are required for the complete operation of the Business of such Company as currently operated, (ii) all of the Governmental Permits are currently valid and in full force and (iii) each Company has filed such timely and complete renewal applications as may be required with respect to its Governmental Permits. To any Selling Party's knowledge, no revocation, cancellation or withdrawal thereof has been threatened.

         4.16 CONTRACTS.

                  (a) SCHEDULE 4.16 lists each Contract of the following types to which any Company is a party, or by which it is bound, as of the date hereof, except for any Contract that may be terminated by each Company that is a party thereto on not more than 30 days' notice without any Liability and any Contract under which the executory obligation of any Company involves an amount of less than $50,000 (such excepted Contracts are referred to collectively as "Minor Contracts"):

                           (i) Contracts with any current or former stockholder,
                  director, officer, employee, partner or consultant of any Company or any Affiliate thereof;

                           (ii) Contracts for the future purchase of, or payment
                  for, supplies or products, or for the lease of any Asset from or the performance of services by a third party, in excess of $50,000 in any individual case, or any Contracts for the sale of Inventory or products that involve an amount in excess of $50,000 with respect to any one supplier or other party;

                           (iii) Contracts to sell or supply products or to
                  perform services that involve an amount in excess of $50,000 in any individual case;

                           (iv) Contracts to lease to or to operate for any
                  other party any Asset that involve an amount in excess of $50,000 in any individual case (other than Real Estate Leases and Non-Real Estate Leases identified on other SCHEDULES);

                           (v) Any notes, debentures, bonds, conditional sale
                  agreements, equipment trust agreements, letter of credit agreements, reimbursement agreements, loan agreements or other Contracts for the borrowing or lending of money (including loans to or from the Seller or any officers, directors, partners, stockholders or Affiliates of any Company or any members of their immediate families), agreements or arrangements for a line of credit or for a guarantee of, or other undertaking in connection with, the indebtedness of any other Person;

                           (vi) Any Contracts under which any Encumbrances exist
                  with respect to any Assets; and

                           (vii) Any other Contracts (other than Minor Contracts
                  and those described in any of (i) through (vi) above) not made in the ordinary course of business.

                  (b) No Company is in Default under any Contract (including any Real Estate Leases and Non-Real Estate Leases), which Default could result in a Liability on the part of such Company in excess of $50,000 in any individual case, and the aggregate Liabilities that could result from all such Defaults do not exceed $100,000. No Company has received any communication from, or given any communication to, any other party indicating that such Company or such other party, as the case may be, is in Default under any Contract where such Default could have a Material Adverse Effect. To the knowledge of any Selling Party, none of the other parties in any such Contract to which any Company is a party is in Default thereunder.

         4.17 INSURANCE. SCHEDULE 4.17 lists all policies or binders of insurance held by or on behalf of any Company, specifying with respect to each policy the insurer, the amount of the coverage, the type of insurance, the risks insured, the expiration date, the policy number and any pending claims thereunder. There is no Default with respect to any such policy or binder, nor has there been any failure to give any notice or present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder. There is no notice of nonrenewal or cancellation with respect to, or disallowance of any claim under, any such policy or binder that has been received by any Company.

         4.18 INTELLECTUAL PROPERTY AND SOFTWARE PRODUCTS. To the knowledge of any Selling Party, no Company currently uses nor has any Company previously used in the development, production or marketing of its products and services any Copyrights, Patents or Trademarks except for those listed on SCHEDULE 4.18. Each Company owns or has the lawful right to use all Intellectual Property that is used in the operation of its Business in the ordinary course or otherwise. All of the Intellectual Property listed on SCHEDULE 4.18 is owned by the Company listed as the owner on SCHEDULE 4.18 free and clear of any Encumbrances, or used pursuant to an agreement that is described on SCHEDULE 4.18. No Company infringes upon or unlawfully or wrongfully uses any Intellectual Property rights owned or claimed by another Person. To the knowledge of any Selling Party, no Company is in Default, nor has any Company received any notice of any claim of infringement or any other claim or proceeding, with respect to any such Intellectual Property. Except as set forth in SCHEDULE 4.18, no current or former employee of any Company and no other Person owns or has any proprietary, financial or other interest, direct or indirect, in whole or in part, and including any right to royalties or other compensation, in any of the Intellectual Property, or in any application therefor.

         4.19 EMPLOYEE RELATIONS. Except as described on SCHEDULE 4.19, no Company is (a) a party to, involved in or, to any Selling Party's knowledge, threatened by, any labor dispute or unfair labor practice charge, or (b) currently negotiating any collective bargaining agreement, and no Company has experienced any work stoppage during the last three years. The Seller has delivered to the Buyer a complete and correct list of the names and salaries, bonus and other cash compensation of all employees (including officers) of each Company whose total cash compensation for 1995 exceeded, or whose total cash compensation for 1996 is expected to exceed, $60,000.

         4.20 ERISA.

                  (a) SCHEDULE 4.20 contains a complete list of all Benefit Plans sponsored or maintained by any Company or under which any Company may be obligated. The Seller has delivered to the Buyer (i) accurate and complete copies of all Benefit Plan documents and all other material documents relating thereto, including (if applicable) all summary plan descriptions, summary annual reports and insurance contracts, (ii) accurate and complete detailed summaries of all unwritten Benefit Plans, (iii) accurate and complete copies of the most recent financial statements and actuarial reports with respect to all Benefit Plans for which financial statements or actuarial reports are required or have been prepared and (iv) accurate and complete copies of all annual reports for all Benefit Plans (for which annual reports are required) prepared within the last three years. Each Benefit Plan providing benefits that are funded through a policy of insurance is indicated by the word "insured" placed by the listing of the Benefit Plan on SCHEDULE 4.20.

                  (b) All Benefit Plans conform (and at all times have conformed) in all material respects to, and are being administered and operated (and have at all times been administered and operated) in material compliance with, the requirements of ERISA, the Code and all other applicable Laws. All returns, reports and disclosures required to be made under ERISA and the Code with respect to all Benefit Plans have been timely and properly filed or delivered. There have not been any "prohibited transactions," as such term is defined in Section 4975 of the Code or Section 406 of ERISA involving any of the Benefit Plans, that could subject any Company to any material penalty or tax imposed under the Code or ERISA.

                  (c) Any Benefit Plan that is intended to be qualified under
Section 401(a) of the Code and exempt from tax under Section 501(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and such determination remains in effect and has not been revoked. Nothing has occurred since the date of any such determination that is reasonably likely to affect adversely such qualification or exemption, or result in the imposition of excise taxes or income taxes on unrelated business income under the Code or ERISA with respect to any Benefit Plan.

                  (d) No Company sponsors a defined benefit plan subject to Title IV of ERISA, nor does any Company have a current or contingent obligation to contribute to any multiemployer plan (as defined in Section 3(37) of ERISA), and no Company or any of its predecessors have ever contributed to a multiemployer plan. No Company has any liability with respect to any employee benefit plan (as defined in Section 3(3) of ERISA) other than with respect to the Benefit Plans.

                  (e) There are no pending or, to the knowledge of any Selling Party, threatened claims by or on behalf of any Benefit Plans, or by or on behalf of any individual participants or beneficiaries of any Benefit Plans, alleging any breach of fiduciary duty on the part of any Company or any of its officers, directors or employees under ERISA or any other applicable regulations, or claiming benefit payments other than those made in the ordinary operation of such plans, nor is there, to the knowledge of any Selling Party, any basis for such claim. Any and all persons eligible to participate in any Benefit Plan either is covered by and properly participates in and receives benefits under such Benefit Plan or has properly executed an effective waiver of his or her rights to participate in such Benefit Plan and to receive any benefits thereunder (including any benefit for eligible dependents and beneficiaries), and no Company has any liability for any such benefits. The Benefit Plans are not the subject of any pending (or to the knowledge of any Selling Party, any threatened) investigation or audit by the Internal Revenue Service, the Department of Labor or the Pension Benefit Guaranty Corporation ("PBGC").

                  (f) Each Company has timely made any and all required contributions under the Benefit Plans including the payment of any premiums payable to the PBGC and other insurance premiums.

                  (g) With respect to any Benefit Plan that is an employee welfare benefit plan (within the meaning of Section 3(1) of ERISA) (a "Welfare Plan"), (i) each Welfare Plan for which contributions are claimed as deductions under any provision of the Code is in material compliance with all applicable requirements pertaining to such deduction, (ii) with respect to any welfare benefit fund (within the meaning of Section 419 of the Code) related to a Welfare Plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a tax under Section 4976(a) of the Code, (iii) any Benefit Plan that is a group health plan (within the meaning of Section 4980B(g)(2) of the Code) complies, and in each and every case has complied, with all of the material requirements of Section 4980B of the Code, ERISA, Title XXII of the Public Health Service Act and the applicable provisions of the Social Security Act, and (iv) all Welfare Plans may be amended or terminated at any time on or after the Closing Date. Except as specified on
SCHEDULE 4.20, no Benefit Plan provides any health, life or other welfare coverage to employees of any Company beyond termination of their employment with any Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

                  (h) Except as otherwise set forth in SCHEDULE 4.20, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) result in any payment to be made by any Company (including, without limitation, severance, unemployment compensation, golden parachute (as defined in Code Section 280G or otherwise)) becoming due to any employee or former employee, officer or director, or (ii) increase or vest any benefits payable under any Benefit Plan.

                  (i) Except as otherwise set forth in SCHEDULE 4.20, any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the Transactions by any employee, officer or director of any Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280(b)(1) of the Code).

         4.21 CORPORATE RECORDS. The minute books of each Company contain complete, correct and current copies of their respective Charter Documents and bylaws and of all minutes of meetings, resolutions and other proceedings of its Board of Directors and stockholders. The stock record book of each Company is complete, correct and current.

         4.22 ABSENCE OF CERTAIN CHANGES. Except as specified on SCHEDULE 4.22 and as otherwise contemplated by this Agreement, since the Balance Sheet Date, each Company has conducted its Business in the ordinary course and there has not been with respect to any Company:

                  (a) a change in its business that has had or is reasonably likely to have a Material Adverse Effect;

                  (b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise;

                  (c) any increase in the compensation payable or to become payable to any director, officer, employee or agent, except for increases for non-officer employees made in the ordinary course of business, nor any other change in any employment or consulting arrangement;

                  (d) any sale, assignment or transfer of Assets, or any additions to or transactions involving any Assets, other than those made in the ordinary course of business;

                  (e) other than in the ordinary course of business, any waiver or release of any claim or right or cancellation of any debt held; or

                  (f)      any payments to any Affiliate of any Company.

         4.23 PREVIOUS SALES; WARRANTIES. Except for such defects and other breaches that would not have a Material Adverse Effect, all goods sold or distributed and all services performed by each Company were of merchantable quality and no Company has breached any express or implied warranties in connection with the sale or distribution of such goods.

         4.24 CUSTOMERS AND SUPPLIERS. Each Company has used its reasonable business efforts to maintain and currently maintains, good working relationships with all of its customers and suppliers as a whole. SCHEDULE 4.24 contains, with respect to each of the fiscal years ended June 30, 1994, 1995 and 1996, a list of the ten customers that were the largest dollar volume customers of products or services, or both, sold by each Company for each such year. Except as specified on SCHEDULE 4.24, none of such customers has given any Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with such Company. SCHEDULE 4.24 also contains, with respect to each of the fiscal years ended June 30, 1994, 1995 and 1996, a list of the ten suppliers that were the largest dollar volume suppliers of supplies used by each Company for each such year. None of such suppliers has given any Company notice terminating, canceling or threatening to terminate or cancel any Contract or relationship with any Company.

         4.25 FINDER'S FEES. No Person retained by any Selling Party is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

         4.26 ADDITIONAL INFORMATION. SCHEDULE 4.26 accurately lists the following:

                  (a) the names of all officers and directors of each Company, all of which directors of Diamond shall have tendered their resignations as directors, effective as of the Closing;

                  (b) the names and addresses of every bank or other financial institution in which any Company maintains an account (whether checking, saving or otherwise), lock box or safe deposit box, and the account numbers and names of Persons having signing authority or other access thereto;

                  (c) the names of all Persons authorized to borrow money or incur or guarantee indebtedness on behalf of any Company;

                  (d) the names of any Persons holding powers of attorney from any Company and a summary statement of the terms thereof; and

                  (e) all names under which any Company has conducted any Business or which it has otherwise used at any time during the past five years.

         4.27 PAMARCO COMMON STOCK

                  (a) The Seller is receiving the Pamarco Common Stock solely for investment purposes, with no present intention of distributing or reselling any of the Pamarco Common Stock or any interest therein. The Seller acknowledges that the Pamarco Common Stock has not been registered under the Securities Act.

                  (b) The Seller is aware of the applicable limitations under the Securities Act and the Stockholders' Agreement relating to a subsequent sale, transfer, pledge, mortgage, hypothecation, gift, assignment or other encumbrance of the Pamarco Common Stock. The Seller further acknowledges that the Pamarco Common Stock must be held indefinitely unless it is subsequently registered under the Securities Act and applicable state securities laws or an exemption from such registration is available.

                  (c) The Seller will not sell, transfer, pledge, donate, assign, mortgage, hypothecate or otherwise encumber the Pamarco Common Stock unless the Pamarco Common Stock is registered under the Securities Act or the Buyer is given an opinion of counsel (which may be an opinion of counsel to the Buyer), reasonably acceptable to the Buyer, that such registration is not required under the Securities Act.

                  (d) The Seller realizes that there is no public market for the Pamarco Common Stock, that no market may ever develop for it, and that it has not been approved or disapproved by the Securities and Exchange Commission or any governmental agency.

                  (e) The Seller acknowledges that the Buyer has provided them with adequate access to financial and other information concerning Pamarco and the Pamarco Common Stock, and that the Seller has had the opportunity to ask questions of and receive answers from the Buyer concerning the Pamarco Common Stock and to obtain therefrom any additional information necessary to make an informed decision regarding the acquisition of the Pamarco Common Stock.

                  (f) The Seller represents that he has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the acquisition of the Pamarco Common Stock and also that he is an "accredited investor" as that term is defined in Regulation D under the Securities Act.

                  (g) The Seller realizes that the Buyer is relying on the validity of his representations and agreements contained herein and in the other Transaction Documents in issuing the Pamarco Common Stock to him without registration under the Securities Act.

         4.28 SATISFACTION OF CERTAIN DEBT OBLIGATIONS. Any and all amounts owed by Seller or any Company to Sun Tool Supply, Inc., Dahlgren Equipments Sales, Inc. or National Westminster Bank, or any Affiliates thereof except for Dahlgren International, Inc., have been paid in full, and no Company has any liability to any of such entities.

         4.29 LITIGATION RELATED TO PETER MANGANO. Diamond has unlimited insurance coverage for the litigation matter involving Diamond Roller Corp. and Peter Mangano and Julie Mangano that is identified on Schedule 4.15.

5.       Representations and Warranties of the Buyer.
         --------------------------------------------

         The Buyer hereby represents and warrants to the Seller as follows:

         5.1 CORPORATE. The Buyer is a corporation duly organized, validly existing and in good standing under the laws under which it was incorporated and is qualified to do business as a foreign corporation in any jurisdiction where it is required to be so qualified, except where the failure to so qualify would not have a Material Adverse Effect. The Charter Documents and bylaws of the Buyer that have been delivered to the Seller are effective under applicable Laws and are current, correct and complete.

         5.2 AUTHORIZATION. The Buyer has the requisite power and authority to own its Assets and to carry on its Business. The Buyer has the requisite power and authority to execute and deliver the Transaction Documents to which it is a party and to perform the Transactions performed or to be performed by it. Such execution, delivery and performance by the Buyer has been duly authorized by all necessary corporate action. Each Transaction Document executed and delivered by the Buyer has been duly executed and delivered and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.

         5.3 CONSENTS AND APPROVALS. Neither the execution and delivery by the Buyer of the Transaction Documents to which it is a party, nor the performance of the Transactions by the Buyer, will require any filing, consent or approval or constitute a Default under (a) any Law or Court Order to which the Buyer is subject, (b) the Charter Documents or bylaws of the Buyer or (c) any Contract, Government Permit or other document to which any Buyer is a party or by which the properties or other assets of such may be subject.

         5.4 CAPITALIZATION AND STOCK OWNERSHIP. The total authorized capital stock of the Buyer consists of 3,000,000 shares of Class A Common Stock, par value $0.01 per share, 2,001,576 shares of which are issued and outstanding (including the Pamarco Common Stock); 500,000 shares of Class B Common Stock, par value $0.01 per share, 379,225 shares of which are issued and outstanding; 100,000 shares of Class C Common Stock, par value $0.01 per share, none of which is issued and outstanding; and 100,000 shares of Preferred Stock, par value $0.01 per share, none of which is issued and outstanding. The shares of Class A Common Stock being issued by the Buyer to certain of its stockholders on the date hereof is being sold at a price of $15.00 per share, payable in cash. Except for (a) options granted to certain officers of the Buyer and its Affiliates for the purchase of an aggregate of up to 127,000 shares of Class A Common Stock, (b) an option to purchase up to 25,000 shares of Class A Common Stock granted in January 1995 to Ashcon, Inc. in connection with the Dauphin Graphics Machines, Inc. acquisition, (c) the right of the holders of shares of Class B Common Stock to convert such shares at any time into an equal number of shares of Class A Common Stock, (d) the right of the holders of shares of Class C Common Stock to convert such shares into an equal number of shares of Class A Common Stock upon the occurrence of certain events described in Buyer's Certificate of Incorporation, and (e) rights with respect to the outstanding offers by the Company to sell up to 56,162 shares of Class A Common Stock to existing stockholders of the Company, there are no existing options, warrants, calls, commitments or other rights of any character (including conversion or preemptive rights) relating to the acquisition of any issued or unissued capital stock or other securities of the Buyer. The Pamarco Common Stock to be issued to Seller at the Closing is duly and validly authorized and issued, fully paid and non-assessable. The Buyer has complied with all applicable Laws in connection with the issuance of the Buyer's outstanding capital stock, and none of the Buyer's outstanding capital stock was issued in violation of any Contract binding upon the Buyer. Upon completion of the Transactions at the Closing, the Seller shall receive valid title to all of the Pamarco Common Stock, free and clear of all Encumbrances.

         5.5 FINANCIAL STATEMENTS. The Buyer has delivered to the Seller correct and complete copies of its consolidated financial statements consisting of a balance sheet as of December 31, 1994 and 1995, and the related consolidated statements of income, changes to stockholders' equity and cash flows for the years then ended. In addition, the Buyer has delivered to the Seller correct and complete copies of Buyer's unaudited monthly consolidated financial statements as of the end of each month from July 1996 through November 1996. The financial statements as of and for the years ended December 31, 1994 and 1995 have been audited by Deloitte & Touche LLP. All of such audited and unaudited financial statements, together with the notes to the audited financial statements, are referred to herein as the "Pamarco Financial Statements." The Pamarco Financial Statements are consistent with the books and records of the Buyer, and there have not been any material transactions that have not been recorded in the accounting records underlying the Pamarco Financial Statements. The Pamarco Financial Statements have been prepared in accordance with GAAP consistently applied (subject in the case of the unaudited statements to year-end adjustments and the absence of notes to the financial statements) and present accurately the financial position and assets and liabilities of the Buyer as of the dates thereof, and the results of its operations for the periods then ended. The balance sheet of the Buyer as of November 30, 1996 that is included in the Pamarco Financial Statements is referred to herein as the "Pamarco Balance Sheet."

         5.6 LEGAL PROCEEDINGS AND COMPLIANCE WITH LAW. There is no Litigation that is pending or, to the Buyer's knowledge, threatened against or related to the Buyer or any of the Pamarco Subsidiaries or any of their properties, the outcome of which would reasonably be expected to have a Material Adverse Effect for the Buyer or materially adversely affect the ability of the Buyer to consummate the Transactions.

         5.7 ABSENCE OF CERTAIN CHANGES. Except as specified on SCHEDULE 5.7 and as otherwise contemplated by this Agreement, since the Balance Sheet Date, the Buyer and each Pamarco Subsidiary has conducted its Business in the ordinary course and there has not been with respect to any the Buyer or any Pamarco
Subsidiary:

                  (a) a change in its business that has had or is reasonably likely to have a Material Adverse Effect; or

                  (b) any distribution or payment declared or made in respect of its capital stock by way of dividends, purchase or redemption of shares or otherwise.

         5.8 FINDER'S FEES. Except for a $250,000 fee to be paid by the Buyer to Laurence Barr & Co., Ltd., no Person retained by the Buyer is or will be entitled to any commission or finder's or similar fee in connection with the Transactions.

6.       Covenants of the Seller.
         ------------------------

         6.1 PAYMENT OF EXPENSES. On or after the Closing Date, the Seller shall pay the expenses incurred by him and any Company in connection with the Transactions, including any amounts that may be due from the Seller or any Company to lawyers, consultants, investment bankers, brokers, finders, and other advisors; provided, however, that the Seller shall not be required to pay any accounting fees incurred by any Company with respect to the Transactions nor any legal fees and expenses up to $13,600 incurred by the Companies in connection with the Subsidiary Mergers.

         6.2 ADDITIONAL DOCUMENTS. After the Closing Date, the Seller shall use his best efforts to promptly obtain any UCC-3 termination statements or such other documents reasonably requested by the Company or its lender in order to release any liens granted to Sun Tool Supply, Inc., Dahlgren Equipment Sales, Inc., and National Westminster Bank, and any Affiliates thereof except for Dahlgren International, Inc.

         6.3 RELEASE FROM MINIMUM ROYALTY OBLIGATION. After the Closing Date, the Seller shall use his best efforts to obtain a written agreement from Dahlgren International, Inc. releasing the Company's obligation to pay the minimum royalties under Paragraph 4(B) of the Exclusive Manufacturing and Marketing Agreement entered into between the Company and Dahlgren International, Inc. on March 26, 1992; provided, however, that such efforts shall not require the Seller to pay any amounts to Dahlgren International, Inc.

7.       Covenants of the Buyer.
         -----------------------

         7.1 PAYMENT OF EXPENSES. On or after the Closing Date, the Buyer shall pay the expenses incurred by it in connection with the Transactions, including any amounts that may be due from the Buyer to lawyers, accountants, consultants, investment bankers, brokers, finders, and other advisors as well as any amount payable to Laurence Barr & Co., Ltd. with respect to the Transactions.

         7.2 FINANCIAL STATEMENTS AND RECORDS. Until December 31, 1998, the Buyer shall (a) cause Diamond to deliver to the Seller unaudited monthly financial statements of Diamond consisting of a balance sheet and the related statements of income, changes to stockholders' equity and cash flows, and (b) provide the Seller with access to the books and records of Diamond during normal business hours upon the Seller making a reasonable request.

         7.3 GUARANTEES. The Buyer shall indemnify the Seller against any obligations that the Seller may have as a guarantor of any Company's obligations under any automobile leases or automobile installment sale agreements.

8.       Conditions Precedent to Obligations of the Buyer.
         -------------------------------------------------

         All obligations of the Buyer to consummate the Transactions are subject to the satisfaction (or waiver by the Buyer) prior thereto of each of the following conditions:

         8.1 PERFORMANCE OF COVENANTS. The Seller shall have performed or tendered performance of all covenants and agreements that are to be performed by him under this Agreement on the Closing Date, including delivery of the certificates specified in Section 3.

         8.2 ANCILLARY DOCUMENTS. The Seller shall have tendered executed copies of the Escrow Agreement, the Gysin Employment Agreement, the Seller Release and the Joinders, and the Seller shall have tendered executed copies of the Leases.

         8.3 LEGAL OPINION. The Seller shall have tendered a legal opinion of Alston & Bird, counsel to the Selling Parties, in a form that is acceptable to the Buyer.

9.       Conditions Precedent to Obligations of the Seller.
         --------------------------------------------------

         All obligations of the Seller to consummate the Transactions are subject to the satisfaction (or waiver by the Seller to which the condition relates) prior thereto of each of the following conditions:

         9.1 PERFORMANCE OF COVENANTS. The Buyer shall have performed all covenants and agreements that are to be performed by it under this Agreement on the Closing Date, including delivery of the payments specified in Section 2.

         9.2 ANCILLARY DOCUMENTS. The Buyer shall have tendered executed copies of the Buyer Release, the Escrow Agreement, the Gysin Employment Agreement, the Subordinated Note and the Joinders, to the extent that they are to be parties thereto, and Diamond shall have tendered executed copies of the Leases.

         9.3 LEGAL OPINION. The Buyer shall have tendered a legal opinion of Morgan, Lewis & Bockius LLP, special counsel to the Buyer, that is acceptable to the Seller.

10.      Competition and Confidentiality by Seller.
         ------------------------------------------

         10.1 RESTRICTED PERIOD. Neither the Seller nor his respective Affiliates as provided in Section 10.3 (each a "Restricted Party") shall, at any time within the Restricted Period (defined below), directly or indirectly, engage in, or have any interest on behalf of himself or others in any person, firm, corporation or business (whether as an employee, officer, director, agent, security holder, creditor, partner, joint venturer, beneficiary under a trust, investor, consultant or otherwise) that engages within the Restricted Territory (defined below) in any business in which Diamond is engaged as of the date hereof or shall be engaged during the time of his employment during the "Employment Term" under his Employment Agreement, including the engraving and manufacturing of gravure cylinders and anilox rolls and the manufacturing of printing rolls and printing and printing-related equipment. In addition, no Restricted Party during the Restricted Period shall contact any of the employees of any Company nor of the Buyer for the purpose of hiring or retaining any of such employees for employment, consulting or similar purposes. The term "Restricted Period" means the period beginning on the date hereof and ending with respect to the Seller and his Affiliates on the later of (a) the third anniversary of the Closing Date and (b) the first anniversary after the date on which the Seller no longer receives payments under his Employment Agreement. The "Restricted Territory" means the area comprising the entire United States of America, Canada and Mexico.

         10.2 CONFIDENTIAL INFORMATION. For an indefinite period after the Closing, no Restricted Party shall divulge, communicate or use in any way, any Confidential Information or trade secrets of the Business of a Company or of the Buyer.

         10.3 AFFILIATES. The terms of this Section 10 shall apply to the Seller and any Affiliate of his to the same extent as if they were parties hereto, and the Seller shall take whatever actions may be necessary to cause his Affiliates to adhere to the terms of this Section 10.

         10.4 INJUNCTIVE RELIEF. In the event of any breach or threatened breach by any Restricted Party of any provision of this Section 10, the Buyer shall be entitled to injunctive or other equitable relief, restraining such party from using or disclosing any Confidential Information in whole or in part, or from engaging in conduct that would constitute a breach of the obligations of a Restricted Party under this Section 10. Such relief shall be in addition to and not in lieu of any other remedies that may be available, including an action for the recovery of damages. In the event of litigation involving this Section 10, if a court of competent jurisdiction determines that the scope of this Section 10 is too broad in any respect, then the scope shall be deemed to be reduced or narrowed to such scope as is found lawful and reasonable by such court. The Seller acknowledges, however, that this Section 10 has been negotiated by the parties and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Business of each Company.

11.      Indemnification.
         ----------------

         11.1 BY THE SELLER. From and after the Closing Date, to the extent provided in this Section 11, the Seller shall indemnify and hold harmless the Buyer, and its successors and assigns, and its officers, directors, employees, stockholders, agents, affiliates and any Person who controls the Buyer within the meaning of the Securities Act or the Exchange Act (each, an "Indemnified Party") from and against any liabilities, claims, demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Party in connection therewith) (collectively, "Damages") that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) any breach of any representation, warranty, covenant or agreement of the Seller contained in this Agreement; (b) any Environmental Condition existing on or prior to the Closing;
(c) any Taxes due with respect to any Company for a tax period ending on or prior to the Closing Date that were not paid when due on or prior to the Closing Date; (d) any liability of any Company in connection with David Gysin's automobile accident on or about April 27, 1996 in excess of any insurance benefits received therefor; and (e) 50% of any Extraordinary Increase (defined below) in the aggregate premiums for any Company's automobile liability insurance and excess liability insurance policies at the time of the next renewal of such insurance policies, but there shall be no indemnification obligation under this clause (e) if there shall be any claims under such policies for an aggregate amount over $5 million prior to the time of such renewal. The term "Extraordinary Increase" means the amount of any increase that exceeds the average premium increases for such insurance policies for the current policy year and the two immediately preceding policy years.

         11.2 BY THE BUYER. From and after the Closing Date, to the extent provided in this Section 11, the Buyer shall indemnify and hold harmless the Seller, his successors and assigns (each, an "Indemnified Party") from and against any Damages that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach of any representation, warranty, covenant or agreement of the Buyer contained in this Agreement.

         11.3 PROCEDURE FOR CLAIMS.

                  (a) An Indemnified Party that desires to seek indemnification under any part of this Section 11 shall give notice (a "Claim Notice") to each party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") and if applicable, to the Escrow Agent, prior to any applicable Expiration Date specified below. Such notice shall briefly explain the nature of the claim and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Second Claim Notice shall specify the amount of the claim. Each

Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice by notice to such effect, then the amount of such claim shall be conclusively deemed to be an obligation of such Indemnitor. If any Indemnitor fails to respond to a Claim Notice within the above-specified 30-day period and the Indemnified Party institutes arbitration to recover the Damages for which it is indemnified hereunder, the Indemnitor shall pay the Indemnified Party, regardless of the outcome of the proceeding, an amount equal to twice the total amount of any fees and expenses incurred by the Indemnified Party to institute such proceeding.

                  (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the Claim Response Period the amount to which such Indemnified Party shall be entitled. If the Buyer shall be the Indemnified Party, it shall first request payment of the related Damages under the Escrow Agreement, but only to the extent that Escrow Funds are then being held by the Escrow Agent and are not subject to other claims for indemnification, and thereafter the Buyer shall seek indemnification directly from the Seller. If there shall be a dispute as to the amount or manner of indemnification under this Section 11, the Indemnified Party shall resolve the dispute in the manner set forth in Section 12. If any Indemnified Party fails to receive all or part of any indemnification obligation when due, then such Indemnified Party shall also be entitled to receive from the applicable Indemnitor or, if applicable, the Escrow Agent, interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to the Default Rate, and the Default Rate in effect on the first business day of each calendar quarter shall apply to the amount of the unpaid obligation during such calendar quarter.

                  (c) Notwithstanding any other provision of this Section 11,
(i) an Indemnified Party shall be entitled to indemnification hereunder only when the aggregate of all Damages to such Indemnified Party exceeds $100,000 (the "Deductible Amount") and then such Indemnified Party shall be entitled to indemnification for its Damages in excess of the Deductible Amount and (ii) no Indemnitor shall be liable under this Section 11 for any amount in excess of $4 million, except that any Damages based on a breach of representations and warranties with respect to tax matters shall not be counted against or subject to such maximum limitation. The limitations of this paragraph (c), however, shall not apply to (x) the Seller's representations and warranties in Section 4.4, (y) Damages arising out of common law fraud in connection with the Transactions or (z) any covenants or agreements to be performed by an Indemnitor after the Closing. In addition, the calculation of the Deductible Amount shall include any Damages incurred by an Indemnified Party for which the Indemnified Party would have been entitled to claim indemnification under this Section 10 with respect to a breach of representation or warranty but for such representation or warranty being qualified by materiality, the knowledge of a particular party or related exceptions.

                  (d) The amount of Damages to which an Indemnified Party may be entitled under this Section 11 shall be reduced by (i) any insurance proceeds received by the Indemnified Party, and (ii) the deductible amount of any related insurance recovery under the terms of the applicable insurance policy.

                  (e) If the existence of an obligation for the payment of money to a third party (other than fines or other payments to any governmental entity that relate to matters that affect the ongoing operation of the Business to which the fines or other payments relate) causes any representation or warranty of an Indemnitor in this Agreement to be untrue, then, if such Indemnitor satisfies such obligation to such third party in full, such Indemnitor shall not be required to indemnify any Indemnified Party for any Damages resulting from such breach of the representation or warranty.

                  (f) If a claim under this Section 11 results in a tax benefit to the Indemnified Party, the Indemnitor shall be entitled to a credit against any Liability hereunder in any amount equal to the amount by which (i) the present value of the Federal and state income taxes of the Indemnified Party shall be reduced by reason of any reduction allowed the Indemnified Party for any payment, settlement or satisfaction of such claim, exceeds (ii) the present value of the Federal and state income taxes payable by the Indemnified Party by reason of any payment under this Section 11.

                  (g) Any payment for indemnification under this Section 11 shall be deemed either an increase or decrease in the Purchase Price depending upon which of the parties is the respective Indemnified Party or Indemnitor.

                  (h) Whenever an event (a "Possible Breach Event") occurs that is specifically covered by one of the representations and warranties contained in Article 4 or Article 5 (the "Specifically Applicable Warranty"), which Specifically Applicable Warranty contains a limitation on the liability such as a knowledge limitation, a threshold dollar amount, a materiality exception or the like (a "Warranty Limitation"), and such Possible Breach Event would not cause a breach of such Specifically Applicable Warranty as a result of the application of the Warranty Limitation, then if such Possible Breach Event would also cause the breach of another representation or warranty but for the application of this paragraph, then no breach shall be deemed to have occurred as the Warranty Limitation contained in the Specifically Applicable Warranty shall overcome the application of any other representation or warranty that might be applicable. By way of illustration but not by way of limitation, if, for instance, pending litigation relating to environmental compliance matters exists but is unknown to Seller and therefore would not constitute a breach of
Section 4.15(a) by virtue of the Warranty Limitation (i.e. Seller's knowledge), then the existence of such pending litigation shall not be deemed to be a breach of any other provision of this Agreement, including the representation in
Section 4.12 that there are
no Liabilities (other than as listed in Section 4.12), or the representation in
Section 4.5 that the financial statements fairly reflect the financial position and assets and liabilities of Diamond.

         11.4 CLAIMS PERIOD. Any claim for indemnification under this Section 11 shall be made by giving a Claim Notice under Section 11.3 on or before the applicable "Expiration Date" specified below in this Section 11.4, or the claim under this Section 11 shall be invalid. The following claims shall have the following respective "Expiration Dates": (a) the second anniversary of the Closing Date--any claims that are not specified in any of the succeeding clauses; and (b) the date on which the applicable statute of limitations expires--any claims related to (i) a breach of any covenant or agreement to be performed at least in part after the Closing Date, (ii) a breach of any representations or warranties of a party to this Agreement that were untrue when made with an intent to mislead or defraud, (iii) Section 11.1(c) or (iv) Section 11.1(d). If more than one of such Expiration Dates applies to a particular claim, the latest of such Expiration Dates shall be the controlling Expiration Date for such claim. So long as an Indemnified Party in good faith gives a Claim Notice for an Unliquidated Claim on or before the applicable Expiration Date, such Indemnified Party shall be entitled to pursue its rights to indemnification regardless of the date on which such Indemnified Party gives the related Liquidated Claim Notice.

         11.5 THIRD PARTY CLAIMS. An Indemnified Party that desires to seek indemnification under any part of this Section 11 with respect to any actions, suits or other administrative or judicial proceedings (each, an "Action") that may be instituted by a third party shall give each Indemnitor prompt notice of a third party's institution of such Action. After such notice, any Indemnitor may, or if so requested by such Indemnified Party, any Indemnitor shall, participate in such Action or assume the defense thereof, with counsel satisfactory to such Indemnified Party; provided, however, that such Indemnified Party shall have the right to participate at its own expense in the defense of such Action; and provided, further, that the Indemnitor shall not consent to the entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party (which consent shall not be unreasonably withheld), that (a) fails to include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect of any such Action or (b) grants the claimant or plaintiff any injunctive relief against the Indemnified Party. Any failure to give prompt notice under this
Section 11.5 shall not bar an Indemnified Party's right to claim indemnification under this Section 11, except to the extent that an Indemnitor shall have been harmed by such failure.

12.      Dispute Resolution.
         -------------------

         12.1 GOOD-FAITH NEGOTIATIONS. If after the Closing any dispute arises under Section 11 with respect to a claim for Damages that is not settled promptly in the ordinary course of business, the parties shall seek to resolve any such dispute between them, first, by negotiating promptly with each other in good faith in face-to-face negotiations. These face-to-face negotiations shall be conducted by the Seller and the Chief Executive Officer of the Buyer. If the parties are unable to resolve such dispute between them within 20 business days (or such period as the parties shall otherwise agree) through these face-to-face negotiations, then any such dispute shall be resolved in the manner set forth in this Section 12.

         12.2 ARBITRATION. If the parties do not resolve a dispute under Section 12.1, the dispute shall be settled by arbitration conducted on a confidential basis, under the US Arbitration Act, if applicable, and the then current Commercial Arbitration Rules of the American Arbitration Association (the "Association") strictly in accordance with the terms of this Agreement and the substantive law of the State of Delaware. The arbitration shall be conducted at the Association's regional office located in the Washington, D.C. area by three independent arbitrators, at least one of whom shall be knowledgeable in a manufacturing industry, one of whom shall be an attorney and one of whom shall be a member of a "Big Six" accounting firm familiar with businesses engaged in manufacturing. Judgment upon the arbitrators' award may be entered and enforced in any court of competent jurisdiction. Neither party shall institute a proceeding hereunder unless at least 60 days prior thereto such party shall have given written notice to the other party of its intent to do so.

13.      Contents of Agreement.
         ----------------------

         This Agreement, together with the other Transaction Documents, sets forth the entire understanding of the parties hereto with respect to the Transactions and supersedes all prior agreements or understandings among the parties regarding those matters.

14.      Amendment, Parties in Interest, Assignment, Etc.
         ------------------------------------------------

         This Agreement may be amended, modified or supplemented only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and permitted assigns of the parties hereto. No party hereto shall assign this Agreement or any right, benefit or obligation hereunder. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete the Transactions.

15.      Interpretation.
         ---------------

         Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to" and (e) references to "hereunder" or "herein" relate to this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

16.      Remedies.
         ---------

         Except with respect to any claimed breach of Section 10 and also with respect to any remedies that cannot be restricted by contract under applicable Laws, the remedies set forth in Sections 11 and 12 shall be the sole remedies available to the Buyer and the Sellers for any breach of this Agreement, and the Buyer and Seller hereby waive any and all other remedies that may be available at law or equity for any breach or alleged breach of this Agreement.

17.      Notices.
         --------

         All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto:

                  If to the Buyer:

                           Pamarco Technologies Inc.
                           1212 Avenue of the Americas
                           New York, NY  10036
                           Attention: Thomas L. Ferguson

                           Attn: Thomas J. Sharbaugh, Esquire

                  If to the Seller:

                           Mr. Max Gysin
                           Diamond Holding Corporation
                           150 Marr Avenue
                           Marietta, Georgia 30060
                           FAX: 770-795-8943
                           with a required copy to:

                           Alston & Bird
                           One Atlantic Center
                           1201 West Peachtree Street
                           Atlanta, GA  30309-3424
                           Fax: 404-881-7777

                           Attn:  B. Harvey Hill, Jr., Esquire

18.      Governing Law.
         --------------

         This Agreement shall be construed and interpreted in accordance with the laws of the Delaware without regard to its provisions concerning conflict of laws.

19.      Counterparts.
         -------------

         This Agreement may be executed in two or more counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the day and year first written above.

                                    PAMARCO TECHNOLOGIES INC.

                                    By:
                                       ---------------------------------
                                    Name:      Larry A. Handeli
                                    Title:     Vice President

                                    ------------------------------------
                                    MAX GYSIN